Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers Due September 28, 2028

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential — If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, investors will receive a return equal to 195% of the Underlier Return of the Least Performing Underlier.
•	Contingent Return of Principal at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value, at maturity, investors will receive the principal amount of their Notes. If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017GME8
Underliers:	The iShares® MSCI EAFE ETF (Bloomberg symbol “EFA UP”) and the EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Trade Date:	September 25, 2024
Issue Date:	September 30, 2024
Valuation Date:	September 25, 2028
Maturity Date:	September 28, 2028
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate)

•   If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value: $1,000

•   If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage)]

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

Participation Rate:	195%
Buffer Percentage:	10%
Buffer Value:	With respect to each Underlier, 90% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date

KEY TERMS (continued)
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM

― Least Performing Underlier Performance ― Note Performance

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324012953/dp217426_424b2-us1559mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $893.00 and $943.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underlier Performs Better.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to the EFA Fund or the Securities Composing Any Underlier.

•	The EFA Fund and the Underlying Index Are Different.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index.

•	The Value of the EFA Fund Is Subject to Currency Exchange Risk.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Adjustments to the EFA Fund or to the Underlying Index Could Adversely Affect Any Payments on the Notes.

•	Adjustments to the SX5E Index Could Adversely Affect Any Payments on the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433